EXHIBIT 10.26

QC HOLDINGS, INC.

ANNUAL INCENTIVE PLAN

On June 7, 2007, the Compensation Committee of the Board of Directors of QC Holdings, Inc. first approved the terms of an annual cash incentive plan for certain executive officers and other key employees of the Company (the “AIP”). The annual cash incentive awards are designed so that a significant percentage of total executive cash compensation is based on achieving certain performance-based measures.

The Annual Incentive Plan is not set forth in any formal plan document. The following is a description of the key elements of the AIP:

•	Covers all executive officers (other than Don Early and Mary Lou Early), and such other officers and key employees as designated by the President and Chief Operating Officer of the Company.

•	Awards will be made annually by the Compensation Committee for executive officers and by the President and Chief Operating Officer for all other covered officers and key employees.

•	Compensation Committee annually will establish the Company target for each performance measure.

•	Compensation Committee annually will set the target cash bonus for each covered executive officer.

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Until changed by the Compensation Committee, 70% of the AIP bonus will be based on one or more performance measures selected by the Compensation Committee. Until changed by the Compensation Committee, the AIP bonus will be based 35% on the attainment of adjusted diluted earnings per share, 35% on the attainment of adjusted EBITDA, and 30% at the discretion of the Compensation Committee.

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Participants in the AIP may earn 50% of his/her target annual cash incentive bonus by achieving a threshold of 80% of the targeted performance measure(s), and up to a maximum of 200% of the target annual incentive bonus by achieving 120% of the targeted performance measure(s).

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While the discretionary component of the AIP is generally prorated in accordance with achievement of the objective performance measures, the Compensation Committee retains the authority to make discretionary bonus payments in addition to, or in lieu of, payments under the AIP and has the authority to modify, amend or adjust any performance measures established under the AIP.